Exhibit 99.1

550 Meridian Avenue
San Jose, CA 95126
Phone: +1-408-938-5200
Fax: +1-408-790-3800
info@echelon.com
www.echelon.com

News Release

Echelon Reports Fourth Quarter and Full Year 2011 Results

SAN JOSE, Calif., February 9, 2012 –Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter and full year 2011 ended December 31, 2011.

•	Q4 Revenues: $40.5 million

•	Q4 GAAP Net Loss: $4.2 million; GAAP Net Loss per Share: $0.10

•	Q4 Non-GAAP Net Loss: $1.3 million; Non-GAAP Net Loss per Share: $0.03

•	2011 Revenues: $156.5 million

•	2011 GAAP Net Loss: $13.0 million; GAAP Net Loss per Share: $0.31

•	2011 Non-GAAP Net Loss: $3.4 million; Non-GAAP Net Loss per Share: $0.08

“I am pleased with the progress we made in 2011. Revenues grew 41%, and we significantly reduced our non-GAAP operating loss, as deployments accelerated in the US and Europe. We further focused our strategy and the way we approach the smart energy markets. Our flexible system and sub-system solutions and geographic ranking system allow us to better serve existing customers and to enter large, emerging territories such as Brazil and China,” said Ron Sege, chairman and CEO of Echelon. “As smart grid, city and building applications come together, the opportunities for Echelon’s proven, open-standard, multi-application platform continue to grow.”

Total revenues for the fourth quarter were $40.5 million, up from $38.8 million in the same period last year. Revenues from Echelon’s systems sales, which were sales to our utility customers, were $26.4 million for the fourth quarter, up from $25.3 million in the same period last year. Revenues from Echelon’s sub-systems, largely from commercial customers, were $14.2 million in the fourth quarter, up from $13.5 million a year ago. Included in sub-systems revenues were sales to Enel, which were $2.1 million in the fourth quarter as compared to $1.2 million in the same period last year.

For the year ended December 31, 2011, revenues were $156.5 million compared to revenues of $111.0 million in 2010. Revenues from Echelon’s system sales experienced a year over year increase of 74% to $99.4 million, while revenues from Echelon’s sub-system sales increased 6% to $57.1 million. Within the sub-system sales, year over year revenues from the Enel project increased 53% to $7.1 million.

Gross margin in the fourth quarter of 2011 was 39.2% compared with 43.5% in the fourth quarter of 2010. Total operating expenses for the quarter were $19.8 million compared to $22.5 million in the fourth quarter of 2010.

GAAP net loss for the fourth quarter was $4.2 million, or $0.10 cents per share, compared to a net loss of $6.0 million, or $0.14 cents per share, in the same period last year. Non-GAAP net loss for the fourth quarter was $1.3 million, or $0.03 cents per share, compared to a non-GAAP net loss of $1.8 million, or $0.04 cents per share for the fourth quarter of 2010.

GAAP net loss for the full year of 2011 was $13.0 million, or $0.31 per share, compared to GAAP net loss of $31.3 million, or $0.76 per share, for the same period in 2010. Non-GAAP net loss for the year was $3.4 million, or $0.08 per share, compared to non-GAAP net loss of $17.8 million, or $0.43 per share in 2010.

Business Outlook

Echelon offers the following guidance for the first quarter of 2012:

•	Total revenues are expected to be between $39 million and $41 million, with systems revenues accounting for about 70%, sub-systems revenues 30%.

•	Non-GAAP gross margin is expected to be approximately 40%.

•	Stock-based compensation expense is expected to be approximately $2.9 million.

•	Non-GAAP loss per share amounts are expected to range from $0.04 to $0.07, based on a fully diluted weighted average shares outstanding of 42.3 million.

•	GAAP loss per share is expected to be between $0.11 and $0.14.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 877-299-4454 and enter passcode: 90727264 (callers outside the US please use 617-597-5447). An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding restructuring charges as well as the impact of stock-based compensation charges made in accordance with FASC 718 (formerly SFAS 123R), to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes these charges (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is the world’s leading open standard energy control networking company. Echelon technologies connect more than 35 million homes, 300,000 buildings and 100 million devices to the smart grid, and help customers save 20% or more on their energy usage. With more than 20 years of experience in energy control, Echelon delivers a wide range of innovative solutions to commercial and electric utility customers. More information about Echelon can be found at http://www.echelon.com.

###

Echelon and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward-Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s potential business in South America and China; Echelon’s anticipated performance, including revenue growth rates and gross margins, for the first quarter and full year of 2012 and thereafter, in particular markets and in general; the expected timeframe to reach profitability; and potential future growth. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services; the risk that failure to achieve revenue growth, maintain expense controls and improve gross margins would delay the timeframe for achieving profitability; the risk that global economic conditions will affect our customers’ ability to receive regulatory or other approval or financing for system or sub-system-based deployments; risks relating to the timely development of Echelon’s products and services, and the ability of those products and services to perform as designed and meet customer expectations; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for its products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Annual Report on Form 10-K when filed with the Securities and Exchange Commission.

Press Contacts:
Amy Lee	Annie Leschin/Vanessa Lehr
Echelon	StreetSmart Investor Relations
+1 (408) 790-3019	+1 (415) 775-1788
alee@echelon.com	annie@streetsmartir.com

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$17,658	$7,675
Short-term investments	40,998	56,957
Accounts receivable, net	35,215	25,102
Inventories	11,125	8,993
Deferred cost of goods sold	6,536	2,588
Other current assets	4,044	3,962

Total current assets	115,576	105,277
Property and equipment, net	27,201	31,020
Other long-term assets	8,928	9,273

	$151,705	$145,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,313	$10,399
Accrued liabilities	7,755	6,713
Current portion of lease financing obligations	1,870	1,731
Deferred revenues	12,716	9,175

Total current liabilities	40,654	28,018

Long-term liabilities	21,943	23,563
Total stockholders’ equity	89,108	93,989

	$151,705	$145,570

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Product	$39,484	$37,897	$152,699	$107,441
Service	1,051	913	3,788	3,596

Total revenues	40,535	38,810	156,487	111,037

Cost of revenues:
Cost of product (1)	24,026	21,325	87,063	59,722
Cost of service (1)	601	594	2,262	2,464

Total cost of revenues	24,627	21,919	89,325	62,186

Gross profit	15,908	16,891	67,162	48,851

Operating expenses:
Product development (1)	8,750	10,164	34,755	34,762
Sales and marketing (1)	6,536	6,599	25,719	25,062
General and administrative (1)	4,489	4,532	17,897	17,647
Restructuring charges	—	1,212	—	1,212

Total operating expenses	19,775	22,507	78,371	78,683

Loss from operations	(3,867)	(5,616)	(11,209)	(29,832)
Interest and other income, net	129	13	6	393
Interest expense on lease financing obligations	(357)	(384)	(1,468)	(1,572)

Loss before provision for income taxes	(4,095)	(5,987)	(12,671)	(31,011)
Income tax expense	100	49	329	301

Net loss	$(4,195)	$(6,036)	$(13,000)	$(31,312)

Net loss per share:
Basic	$(0.10)	$(0.14)	$(0.31)	$(0.76)
Diluted	$(0.10)	$(0.14)	$(0.31)	$(0.76)
Shares used in computing net loss per share:
Basic	42,290	41,639	42,083	41,365
Diluted	42,290	41,639	42,083	41,365
(1) Amounts include stock-based compensation costs as follows:
Cost of product	$237	$290	$864	$1,172
Cost of service	50	31	112	125
Product development	1,080	1,014	3,891	4,185
Sales and marketing	741	712	2,251	2,939
General and administrative	797	953	2,531	3,907

Total stock-based compensation expenses	$2,905	$3,000	$9,649	$12,328

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
GAAP net loss	$(4,195)	$(6,036)	$(13,000)	$(31,312)
Stock-based compensation	2,905	3,000	9,649	12,328
Restructuring charges	—	1,212	—	1,212

Total non-GAAP adjustments to earnings from operations	2,905	4,212	9,649	13,540
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(1,290)	$(1,824)	$(3,351)	$(17,772)

Non-GAAP net loss per share:
Diluted	$(0.03)	$(0.04)	$(0.08)	$(0.43)
Shares used in computing net loss per share:
Diluted	42,290	41,639	42,083	41,365

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2011	2010
Cash flows provided by (used in) operating activities:
Net loss	$(13,000)	$(31,312)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,921	6,721
Loss on disposal of fixed assets	128	5
Increase in allowance for doubtful accounts	25	28
Reduction of (increase in) accrued investment income	70	(31)
Stock-based compensation	9,649	12,328
Change in operating assets and liabilities:
Accounts receivable	(10,121)	(3,580)
Inventories	(2,106)	2,006
Deferred cost of goods sold	(3,926)	608
Other current assets	164	(402)
Accounts payable	8,033	2,999
Accrued liabilities	1,185	1,795
Deferred revenues	3,806	(275)
Deferred rent	(53)	(75)

Net cash used in operating activities	(225)	(9,185)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(71,978)	(62,848)
Proceeds from maturities and sales of available-for-sale short-term investments	87,850	68,847
Change in other long-term assets	(17)	27
Capital expenditures	(2,349)	(1,995)

Net cash provided by investing activities	13,506	4,031

Cash flows provided by (used in) financing activities:
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options.	(2,265)	(2,945)
Principal payments of lease financing obligations.	(1,731)	(1,588)
Proceeds from exercise of stock options.	945	615

Net cash used in financing activities	(3,051)	(3,918)

Effect of exchange rates on cash:	(247)	(459)

Net increase (decrease) in cash and cash equivalents	9,983	(9,531)
Cash and cash equivalents:
Beginning of period	7,675	17,206

End of period	$17,658	$7,675